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                                                                     Exhibit (i)

                                  ROPES & GRAY
                             One International Place
                           Boston, Massachusetts 02110



                                December 27, 1999




The Valiant Fund
3435 Stelzer Road
Columbus, Ohio  43219


Ladies and Gentlemen:

         We have acted as counsel to The Valiant Fund (the "Trust"). In connection with this opinion, we have examined:

             (a) A copy of the Agreement and Declaration of Trust of the Trust, As Amended, dated January 29, 1993 (the "Declaration of Trust"), certified by the Assistant Secretary of the Trust;

             (b) A copy of a Written Instrument Amending Agreement and Declaration of Trust dated July 16, 1993, certified by the Assistant Secretary of the Trust;

             (c) A copy of a Certificate of Amendment to the Agreement and Declaration of Trust dated December 30, 1994, certified by the Assistant Secretary of the Trust;

             (d) A certificate of the Secretary of State of The Commonwealth of Massachusetts dated December 23, 1999 certifying as to the authority of the Trust to exercise in The Commonwealth all of the powers recited in the Declaration of Trust, as amended, and to transact business in The Commonwealth;

             (e) A copy of the Bylaws of the Trust certified by the Assistant Secretary of the Trust.

             (f) A certificate of the Assistant Secretary of the Trust dated December 27, 1999 as to, among other things, certain actions of the Trustees and shareholders of the Trust;
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The Valiant Fund                       -2-                     December 27, 1999

             (g) Such other certificates, documents, and records as we have deemed necessary for purposes of this opinion.

             In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

             We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than The Commonwealth of Massachusetts.

             You have advised us that the Trust has filed with the Securities and Exchange Commission a registration statement and amendments thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), relating to the issuance of shares of beneficial interest of four series, including the U.S. Treasury Money Market Portfolio, the U.S. Treasury Income Portfolio, the General Money Market Portfolio, and the Tax-Exempt Money Market Portfolio, including shares of Classes A, B, C, D, and E of each such Portfolio (collectively, the "Shares").

             For purposes of this opinion, we have assumed that all Shares will be offered and sold on the terms, and that the Trust will receive for the sale of such Shares the consideration, set forth in the Registration Statement as in effect at the time of such sale, and that such consideration will be in each case at least equal to the applicable net asset value per Share.

             We assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities.

             Based upon and subject to the foregoing, we are of the opinion that:

             1. The Trust is a legally organized and validly existing voluntary association with transferable shares of beneficial interest under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares.

             2. Shares issued and sold after the date hereof will be validly issued, fully paid, and nonassessable by the Trust.

             The Trust is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust, as amended, disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in every note, bond, contract, instrument, certificate, or
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The Valiant Fund                       -3-                     December 27, 1999

undertaking made or issued by the Trust or its Trustees or officers. The Declaration of Trust, as amended, provides for indemnification out of the property of the Portfolio in question for all loss and expense of any shareholder of that Portfolio held personally liable for the obligations of the Portfolio solely by reason of his being or having been a shareholder of the Portfolio. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the Portfolio itself would be unable to meet its obligations.

             We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
Ropes & Gray